UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: November 15, 2005
(Date of earliest event reported)
EMAK Worldwide, Inc.
(exact name of registrant as specified in its charter)

Delaware	23346	13-3534145
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer Identification No.)
of incorporation or
organization)
6330 San Vicente Boulevard
Los Angeles, California 90048
(Address of Principal executive offices, including zip code)
(323) 932-4300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Option Vesting Acceleration
On December 15, 2005, the Board of Directors of EMAK Worldwide, Inc. (the “Company”) approved the acceleration of vesting of unvested and “out-of-the-money” non-qualified stock options previously awarded to employees, officers and directors with option exercise prices equal to or greater than $7.18 effective as of December 15, 2005. Both the Company’s non-employee directors and the Chief Executive Officer have entered into a Resale Restriction Agreement which imposes restrictions on the sale of any shares received through the exercise of accelerated options until the earlier of the original vesting dates set forth in the option or their termination of service. The accelerated options represent all of the outstanding Company options.
The Board of Directors’ decision to accelerate the vesting of these options was in anticipation of compensation expense to be recorded subsequent to the applicable effective date of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”) which, as amended, is January 1, 2006 for the Company. SFAS 123R requires companies to recognize the grant-date fair value of stock options issued to employees as an expense in the income statement, and as of the applicable effective date will require the Company to recognize the compensation costs related to share-based payment transactions, including stock options. In addition, the Board of Directors considered that because these options had exercise prices in excess of the current market value, they were not fully achieving their original objectives of incentive compensation and employee retention. The future compensation expense to be recorded upon adoption of SFAS 123R that is eliminated as a result of the acceleration of the vesting of these options is approximately $1.1 million.
A copy of the form of Resale Restriction Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Non-Executive Chairman Compensation
At a regular meeting held on December 15, 2005, the Board of Directors of EMAK Worldwide, Inc. (the “Company”), on the recommendation of its Compensation Committee, approved compensation for Stephen P. Robeck, its non-executive Chairman. Commencing January 1, 2006, Mr. Robeck’s compensation will be set at an annual fee of $250,000 plus $50,000 in non-accountable expenses. Mr. Robeck’s compensation will be subject to periodic review and adjustment based upon the level of service required by the Company from time to time.
Item 2.05 Costs Associated with Exit or Disposal Activities.
On December 15, 2005, the Company finalized a decision to restructure its SCI Promotion agency and consolidate it with the Company’s Logistix (U.S.) and Pop Rocket agencies. This restructuring and consolidation will include the exit of SCI Promotion’s facility in Ontario, California and the relocation of certain employees to the Company’s Los Angeles, California office. In connection with this decision, the Company expects to incur charges for one-time employee termination benefits and other costs. The Company expects employee termination and other costs to be approximately $1.5 million. Such costs are expected to result in future cash expenditures. Substantially all of the actions related to this consolidation and restructuring should be completed by the end of the second quarter of 2006. These actions will reduce annual operating expenses by approximately $2.1 million.
A copy of the press release announcing the restructuring is attached hereto as Exhibit 99.1.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Effective December 16, 2005, Zohar Ziv, Chief Financial Officer, departed the Company. As part of the Company’s continuing efforts to streamline operations, the separate position of Chief Financial Officer has been eliminated from the Company’s finance organization structure.
Effective December 16, 2005, Roy Dar, age 34, the Company’s Vice President and Controller assumes the designation of Principal Accounting Officer from Mr. Ziv in addition to other on-going duties, including corporate accounting, tax and supervision of shared services. Mr. Dar joined the Company in June 1998 and has served as the Company’s Controller since March 1999. There are no related party transactions between Mr. Dar and the Company.
The balance of Mr. Ziv’s duties will be performed by Michael Sanders, the Company’s Vice President, Finance. Mr. Sanders, age 35, joined the Company in May 2002 and was promoted to his current position in April 2004.
A copy of the press release announcing Mr. Ziv’s departure is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits
     (c) Exhibits:

Exhibit No.	Description
10.1	EMAK Worldwide, Inc. Resale Restriction Agreement

99.1	EMAK Worldwide, Inc. Press Release dated December 19, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAK WORLDWIDE, INC.

Date: December 21, 2005	By:	/S/ TERESA L. TORMEY

Teresa L. Tormey,
Executive Vice President, General Counsel
and Secretary

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